UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): August 17, 2007

Shea Development Corp.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-130011	20-8514961
(Commission File Number)	(IRS Employer Identification No.)

1351 Dividend Drive, Suite G, Marietta, GA 30067

(Address of principal executive offices) (Zip Code)

(770) 919-2209

(Issuer’s Telephone Number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On August 17, 2007 (the “Closing Date”), Information Intellect, Inc. (“Information Intellect”), a wholly owned subsidiary of Shea Development Corp. (“Shea”) and Shea (jointly the “Seller”) sold its Acufile and IntelliPlant Software and associated intellectual property rights (the “Assets”) to PowerPlan Consultants, Inc., (“PowerPlan”). Shea and Information Intellect will withdraw from its legacy utility software applications business and close its office in Marietta, Georgia.  However the Seller’s business related to its MeterMesh products located in Ft. Worth, Texas remains unaffected by this transaction.

The Assets were sold for $1 million in cash pursuant to an Asset Purchase Agreement (the “Agreement”) between Shea, Information Intellect and PowerPlan dated as of August 14, 2007. Other material terms of the Agreement are as follows:

•                  Certain employees of Information Intellect that participated in the development and support of the Assets will be employed by PowerPlan;

•                  PowerPlan has granted a nonexclusive, non-sublicensable, worldwide, royalty-free license to the Assets, which Information Intellect may use solely as necessary for its continued support of its current customers under support contracts for as long as the support obligation exists (“Support License”);

•                  With limited exceptions, for a period of three (3) years following the termination of all customer support obligations, Information Intellect  will not compete with PowerPlan directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in or planning to become engaged in a business that is competitive with the Assets, or that sells products or services that fill substantially the same market need as any of the Assets.

•                  For a period of three (3) years after the Closing Date, Seller will not (a) solicit customers of PowerPlan; (b) cause or induce any party having a business relationship with PowerPlan to cease doing business with it or interfere with any such party’s relationship with PowerPlan; or (c) interfere with the relationship between PowerPlan and any employee or independent contractor.

•                  Seller will indemnify PowerPlan with respect to Seller’s breach of its covenants, representations and warranties in the Agreement as well as other matters set forth in the Agreement.

A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference. The foregoing description of the Asset Purchase

Agreement is qualified in its entirety by reference to the full text of the Agreement which is attached as an Exhibit.   A copy of the press release dated August 17, 2007 announcing the closing of the sale of the Assets is attached as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities

Shea and Information Intellect determined that the utility software application business unit was not a strategic fit with the business strategy directed at technology and services solutions that address the business process automation market and therefore it was determined that it was in Shea’s best interest to sell the Assets.  As a result, Shea and Information Intellect entered into the Agreement with PowerPlan as of August 14, 2007 as more fully discussed in Item 2.01. The expected cash expenditures and costs of exiting the utility software applications business are expected to include the costs of technical personnel to support the existing customer support obligations through the end of the support contracts, employee severance, the write-off of property and equipment, and the estimated costs associated with closing the office in Marietta, Georgia.  The estimated total costs of exiting the business are in a range of $300,000 to $500,000 and may vary depending upon factors not known at this time or factors out of the control of Shea and Information Intellect.

Item 9.01 - Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

Not applicable

(b)           Pro Forma Financial Information.

Not applicable

(c)           Shell Company Transactions

Not Applicable

(d)           Exhibits.

10.1	Asset Purchase Agreement dated as of August 14, 2007, between Shea Development Corp., Information Intellect, Inc. and PowerPlan Consultants, Inc.

99.1	Press Release dated August 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007	SHEA DEVELOPMENT CORP.

	By:	/s/ FRANCIS E. WILDE
Francis E. Wilde
Chairman and CEO